BlackRock Funds II:
       LifePath(r) Active 2015 Portfolio
       LifePath(r) Active 2020 Portfolio
       LifePath(r) Active 2025 Portfolio
       LifePath(r) Active 2030 Portfolio
       LifePath(r) Active 2035 Portfolio
    LifePath(r) Active 2040 Portfolio
    LifePath(r) Active 2045 Portfolio
    LifePath(r) Active 2050 Portfolio
    LifePath(r) Active 2055 Portfolio

77Q1 (e):
Copy of new or amended Registrant investment advisory contract

Attached please find as an exhibit to Sub-Item 77Q1(e) of Form
N-SAR, a copy of Addendum No. 4 to the Investment Advisory
Agreement to include LifePath(r) Active 2055 Portfolio.

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BLACKROCK FUNDS II
Addendum No. 4 to the Investment Advisory Agreement
            This Addendum, dated as of the ___ day of February, 2013, is entered into by and between BLACKROCK FUNDS II, a Massachusetts business trust (the "Fund"), and BLACKROCK ADVISORS, LLC, a Delaware limited liability company (the "Adviser").
            WHEREAS, the Fund and the Adviser have entered into an Investment Advisory Agreement dated as of May 31, 2007 (the "Advisory Agreement") pursuant to which the Fund appointed the Adviser to act as investment adviser to certain investment portfolios of the Fund; and
            WHEREAS, Section 1(b) of the Advisory Agreement provides that in the event the Fund establishes one or more additional investment portfolios with respect to which it desires to retain the Adviser to act as investment adviser under the Advisory Agreement, the Fund shall so notify the Adviser in writing and if the Adviser is willing to render such services it shall so notify the Fund in writing; and
            WHEREAS, pursuant to Section 1(b) of the Advisory Agreement, the Fund has notified the Adviser that it is establishing the LifePath(r) Active 2055 Portfolio (the "New Portfolio"), and that it desires to retain the Adviser to act as the investment adviser therefor, and the Adviser has notified the Fund that it is willing to serve as investment adviser to the New Portfolio;
            NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:
1.           Appointment.  The Fund hereby appoints
the Adviser to act as investment adviser to the New Portfolio for the period and on the terms set forth in the Advisory Agreement. The
Adviser hereby accepts such appointment and agrees to render the services set forth in the Advisory Agreement with respect to the New
Portfolio for the compensation herein provided.
2.           Compensation.  The Adviser shall
receive any compensation from the Fund at the annual rates set forth on Appendix A for the services provided and the expenses assumed pursuant to the Advisory Agreement.
3.           Capitalized Terms.  From and after the
date hereof, the term "Portfolio" as used in the Advisory Agreement shall be deemed to include the LifePath(r) Active 2055 Portfolio.
4.           Miscellaneous.  Except to the extent
supplemented hereby, the Advisory Agreement shall remain unchanged and in full force and effect, and is hereby ratified and confirmed in all respects as supplemented hereby. Without limiting the generality of the foregoing, it is understood that the Adviser may employ one or more sub-advisers for the New Portfolio pursuant to Section 2 of the Advisory Agreement.
5.           Release.  "BlackRock Funds II" and
"Trustees of BlackRock Funds II" refer
respectively to the trust created and the Trustees, as trustees but not individually or personally, acting from time to time under a Declaration of Trust dated April 26, 2007, which is hereby referred to and a copy of which is on file at the office of the State Secretary of the Commonwealth of Massachusetts and at the principal office of the Fund. The obligations of "BlackRock Funds II" entered into in the name or on behalf thereof by any of the Trustees, officers, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders, officers, representatives or agents of the Fund personally, but bind only the Trust Property (as defined in the Declaration of Trust), and all persons dealing with any class of shares of the Fund must look solely to the Trust Property belonging to such class for the enforcement of any claims against the Fund.
[End of Text]


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            IN WITNESS WHEREOF, the parties hereto have caused
this Addendum No. 4 to the Advisory Agreement to be executed by their officers designated below as of the day and year first above written.

BLACKROCK FUNDS II





By
:




Name:


Title:





BLACKROCK ADVISORS, LLC





By
:




Name:


Title:


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Appendix A
Fees
LifePath(r) Active 2055 Portfolio
None.



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